Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Stephen M. Wasdick
(212) 827-4444
stephen.wasdick@acegroup.com

ACE APPOINTS JOHN KEOGH CHIEF OPERATING OFFICER,

RESPONSIBLE FOR ALL P&C INSURANCE OPERATIONS;

JOHN LUPICA NAMED CHAIRMAN, INSURANCE – NORTH AMERICA

ZURICH – June 2, 2011 – ACE Limited (NYSE:ACE) announced today that John Keogh, Vice Chairman, ACE Limited, and Chairman, ACE Overseas General, has been appointed to the additional position of Chief Operating Officer, ACE Limited. Mr. Keogh will be responsible for all property and casualty (P&C) insurance operations of the company globally, which includes the Insurance – North American and Insurance – Overseas General business segments. Mr. Keogh will retain his specific executive responsibilities as Chairman, ACE Overseas General, which encompasses ACE’s P&C and accident and health (A&H) insurance operations outside North America.

“It is with great pleasure that I announce the appointment of John Keogh to Chief Operating Officer of ACE,” said Evan Greenberg, Chairman and Chief Executive Officer, ACE Limited. “This new position, with executive responsibility that spans the company’s diverse insurance product offerings around the globe, is an acknowledgment of John’s substantial contributions to the success of our international business and his extensive knowledge of and experience in the U.S. P&C industry over a 25-year career. John is a superior insurance executive with global experience. His leadership, character and drive are all tremendous assets that I am confident will continue to benefit our company for years to come.”

In addition, the company announced that John Lupica, Chief Operating Officer, Insurance – North America, and President, ACE USA, has been named Chairman, Insurance – North America, succeeding Mr. Dowd in that capacity. Mr. Lupica will be responsible for all P&C insurance operations of the company in the U.S., Canada and Bermuda. Mr. Lupica, who will now report to Mr. Keogh and become a member of the company’s Executive Committee, will retain his specific executive responsibilities as President of ACE USA.

“I want to congratulate John Lupica on his appointment to Chairman, Insurance – North America,” said Mr. Greenberg. “John is a tremendous insurance executive and has played a key role in building and managing our successful ACE USA franchise. He more recently assumed executive responsibility for our ACE Westchester insurance group where he led a successful change of management and leadership. With his renowned discipline and drive, John will now be responsible for an insurance organization that serves large corporate customers, middle-market and small businesses and individual consumers through a variety of distribution channels including retail and wholesale brokerage and independent agency.”

Mr. Keogh joined ACE in 2006 to head the company’s Overseas General business. He was appointed Vice Chairman of ACE Limited in 2010. Mr. Keogh joined ACE after more than 20 years with American International Group (AIG), where he last served as Senior Vice President, Domestic General Insurance, and President and Chief Executive Officer of National Union Fire Insurance Company, AIG's company that specializes in directors and officers liability and fiduciary liability coverages.

With more than 20 years in the insurance business, Mr. Lupica joined ACE USA as Executive Vice President of Professional Risk in 2000. Prior to joining ACE, Mr. Lupica served as Senior Vice President for Munich-American Risk Partners, Inc. He also held various management positions at AIG.

Celebrating 25 years of insuring progress, the ACE Group is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited (NYSE: ACE), a component of the S&P 500 stock index, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries and customers in more than 170 countries. Additional information can be found at: www.acegroup.com.

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